As filed with the Securities and Exchange Commission on July 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROWN & BROWN, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-0864469
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 NORTH BEACH STREET DAYTONA BEACH, FLORIDA	32114
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED BROWN & BROWN, INC. 2019 STOCK INCENTIVE PLAN

(Full title of the plan)

C. Robert Mathis, IV

Executive Vice President and Chief Legal Officer

Brown & Brown, Inc.

300 North Beach Street

Daytona Beach, Florida 32114

(Name and address of agent for service)

(386) 252-9601

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Tom McAleavey, Esq.

Holland & Knight LLP

200 South Orange Avenue, Suite 2600

Orlando, Florida 32801

(407) 425-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

EXPLANATORY NOTE

Brown & Brown, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “SEC”) this registration statement on Form S-8 (the “Registration Statement”) for the purpose of registering an additional 6,930,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) that may be issued under the Company’s 2019 Stock Incentive Plan (the “Plan”). On March 24, 2025, the Compensation Committee of the Company’s Board of Directors approved, subject to shareholder approval, an amendment to the Plan (the “Plan Amendment”) to increase the number of shares of Common Stock that may be issued under the Plan by 6,930,000 shares, and extend the term of the Plan to May 7, 2035. On May 7, 2025, the Company’s shareholders approved the Plan Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. Such information will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file in the future with the SEC will automatically update and supersede this information. The documents incorporated by reference are:

•

our Annual Report on Form 10-K for the year ended December 31, 2024 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our annual meeting of shareholders, filed on March 24, 2025);

•	our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2025 and June 30, 2025;

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2025, February 25, 2025, May 12, 2025, June 10, 2025, June 13, 2025 and June 23, 2025;

•

the description of our common stock set forth under the caption “Description of Capital Stock” in our Registration Statement on Form S-3ASR (Registration Statement No. 333-271708) filed with the SEC on May 8, 2023, including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

•

all documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities described in this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Brown & Brown is a Florida corporation. Reference is made to Sections 607.0850 - 607.0859 of the Florida Business Corporation Act, which permit, and in some cases require, indemnification of directors, officers, employees and agents of Brown & Brown under certain circumstances and subject to certain limitations.

Under Article VII of Brown & Brown’s Bylaws, Brown & Brown is required to indemnify its officers and directors, including an officer or director of Brown & Brown who is or was serving at Brown & Brown’s request as a director or officer of another entity, against all damages, costs, amounts of liability and reasonable expenses incurred by such persons, provided that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Brown & Brown and, in the case of any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Under Section 21 of the Amended and Restated Brown & Brown, Inc. 2019 Stock Incentive Plan, Brown & Brown is required to indemnify directors, members of the Compensation Committee of its board of directors, and any officer or employee of Brown & Brown to whom authority to act for the board of directors or its Compensation Committee is delegated for any action, suit or proceeding in connection with the Amended and Restated Brown & Brown, Inc. 2019 Stock Incentive Plan or any award or right granted thereunder.

Brown & Brown has purchased insurance with respect to, among other things, liabilities that may arise under the statutory and Bylaw provisions referred to above and the Amended and Restated Brown & Brown, Inc. 2019 Stock Incentive Plan.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

ITEM 8.	EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Brown & Brown, Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on May 12, 2025)

5.1	Opinion of Holland & Knight LLP

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

24.1	Powers of Attorney

107	Filing Fee Table

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Daytona Beach, state of Florida, on this 30th day of July, 2025.

BROWN & BROWN, INC.

By: /s/ C. Robert Mathis, IV

C. Robert Mathis, IV

Executive Vice President and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2025.

Signature	Title

/s/ J. Powell Brown
J. Powell Brown	Director; President and Chief Executive Officer (Principal Executive Officer)
/s/ R. Andrew Watts
R. Andrew Watts	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Paul M. Gallagher
Paul M. Gallagher	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
*
J. Hyatt Brown	Chairman of the Board
*
Lawrence L. Gellerstedt	Director
*
Theodore J. Hoepner	Director
*
James S. Hunt	Director
*
Toni Jennings	Director
*
Paul J. Krump	Director

*
Timothy R.M. Main	Director
*
Bronislaw E. Masojada	Director
*
Jaymin B. Patel	Director
*
H. Palmer Proctor, Jr.	Director
*
Wendell S. Reilly	Director
*
Kathleen A. Savio	Director

*By: /s/ Anthony M. Robinson
Anthony M. Robinson
Attorney-In-Fact